Exhibit 99.1

For Immediate Release	June 3, 2010

Sidney Kirschner Resigns as a Director of Crown Crafts, Inc.

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS). Effective May 27, 2010, Sidney Kirschner has resigned from the Board of Directors of Crown Crafts, Inc. (the “Company”). Mr. Kirschner has been a valuable asset to the Company as a director since 2001, serving the Company through the successful rebuilding of its balance sheet, the restructuring of its lending arrangements and several strategic acquisitions. His resignation comes in response to the request from Wynnefield Partners Small Cap Value, L.P. and its affiliates (collectively, “Wynnefield”) that a sitting director who would not otherwise be up for re-election at the Company’s 2010 annual meeting of stockholders resign in advance of that meeting. Wynnefield negotiated for the right to make this request in July 2008 as part of the agreement reached at that time between the Company and Wynnefield regarding certain voting and governance matters. Commenting on Mr. Kirschner’s resignation, E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company, said “On behalf of the Board and management of the Company, I would like to thank Sid for his service and guidance for the past nine years.”

About Crown Crafts, Inc.

Crown Crafts, Inc. (www.crowncrafts.com) designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and the recently-acquired portfolio of the disposable germ protection products of Neat Solutions. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Contact:	Investor Relations Department (225) 647-9146

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Halliburton Investor Relations (972) 458-8000